Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2021 Equity Inducement Plan of Sutro Biopharma, Inc. of our reports dated March 13, 2025, with respect to the financial statements of Sutro Biopharma, Inc. and the effectiveness of internal control over financial reporting of Sutro Biopharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

May 30, 2025